EXHIBIT 10.4

CONSULTING AGREEMENT
BETWEEN
INTEGRATED FINANCIAL SYSTEMS, INC. “COMPANY”
AND
OPTIMAX LLC “CONSULTANT”
EFFECTIVE: AUGUST 1, 2002

CONSULTANT AGREEMENT – OPTIMAX LLC

TABLE OF CONTENTS

1. CONSULTANT	1
2. DUTIES	1
3. TERM	1
4. COMPENSATION	1
a. Consulting Fee	1
b. Bonus	1
5. STOCK OPTIONS	1
a. Grant of Stock Options	1
6. BENEFITS	2
a. General	2
b. Health Insurance	2
7. EXPENSES	2
8. TERMINATION BY CONSULTANT	2
9. TERMINATION WITH CAUSE BY COMPANY	2
10. TERMINATION WITHOUT CAUSE BY COMPANY	3
11. WORK DEVELOPMENTS	3
12. LIMITED COVENANT NOT TO COMPETE OR INTERFERE	3
13. TRADE SECRETS AND CONFIDENTIAL INFORMATION	4
14. RETURN OF INFORMATION	4
15. REMEDIES	4
16. PRIOR AGREEMENTS	5
17. OTHER BUSINESS ACTIVITIES	5
a. Non - Competitive Businesses	5
18. ARBITRATION	5
a. First Action	5
b. Second Action	5

i

c. Third Action	5
d. Cost	6
19. MISCELLANEOUS	6
a. Waiver	6
b. Controlling Law	6
c. Notices	6
d. Binding Nature of Agreement	6
e. Survival	6
f. Execution in Counterparts	6
g. Provisions Separable	7
h. Entire Agreement	7
i. Amendment	7
k. Gender, Etc	7
I. Number of Days	7
20. EXECUTION AND DELIVERY	8

ii

CONSULTING AGREEMENT

THIS AGREEMENT is dated as of August 1, 2002, and is entered into by and between Integrated Financial Systems, Inc., a Colorado corporation (“Company”) and Optimax LLC, (“Consultant”).

     Company desires to avail itself of the general, financial, and management expertise possessed by Consultant for the purpose of establishing its healthcare financial services business. Consultant desires to provide such expertise to Company. Company has determined that it is in its best interest to engage Consultant, and Consultant desires to be engaged by Company. All of the terms and conditions are contained in this Agreement.

In consideration of the mutual promises and covenants herein contained and intending to be legally bound, Company and Consultant agree as follows:

1. Consultant.

Company hereby engages Consultant and Consultant hereby accepts the engagement by Company for the period and upon the terms and conditions contained in this Agreement.

2. Duties.

     The Consultant is hereby engaged as a Financial and Management Consultant. Consultant shall exert its best effort to the Company and shall carefully and accurately perform all the duties and tasks as may, from time to time, be assigned by the Company’s Chief Executive Officer and by the Company’s Board of Directors.

3. Term.

     This Agreement shall be for a term commencing on August 1, 2002 and ending on July 31, 2005, unless ended sooner under Sections 8, 9 or 10 of this Agreement. Unless Consultant is notified otherwise in writing at least thirty (30) days preceding the end of each term, the term of this agreement will be automatically renewed for one year.

4. Compensation.

a. Consulting Fee.

     Company shall pay to Consultant an annual consulting fee of One Hundred Thirty-eight Thousand Dollars ($138,000) each year during the term of this Agreement. The annual consulting fee is payable in reasonable periodic installments, not less frequent than monthly. By action of the Board of Directors, the annual consulting fee will be reviewed annually and, as appropriate, may be increased.

b. Bonus.

     In addition to Consultant’s annual consulting fee, Company will pay to Consultant such bonuses, if any, up to 100% of the consultant’s annual consulting fee and incentive stock options, in each case as the Board of Directors shall, from time to time, approve.

5. Stock Options.

a. Grant of Stock Options.

     As additional consideration for Consultant’s services to be rendered hereunder, Company hereby grants to Consultant 50,000 Non Qualified Stock Options under the Integrated Financial Systems Inc. 2002 Stock Option Plan. The Consultant’s Stock Options shall be granted on the effective date of this agreement and vest in equal quarterly increments over three years at an exercise price of $0.05 per share with an exercise period of 10 years. Upon a Change in Control as defined in the 2002 Stock Option Plan, all of Consultant’s Options shall vest immediately.

b. Related Conditions

     The Consultant’s Options shall not confer upon Consultant any right under this Agreement not contained elsewhere herein with respect to continued consulting to Company nor shall it interfere in any way with the right of Company to terminate Consultant pursuant to the terms and conditions of this Agreement elsewhere contained herein; nor shall the Consultant’s Options be construed in derogation of any other right(s) of Company under this Agreement elsewhere contained herein.

6. Benefits.

a. General.

     During the term of this Agreement, Consultant shall be entitled to receive all benefits and to participate in all plans or programs on the same basis as they are made available by Company to any of its officers and senior management employees of Company including, but not limited to, stock option plans and rights to participate in registration of securities.

b. Health Insurance.

     Company shall allow one key employee or manager of Consultant, at Company’s expense, to enroll in the Company’s health plan, if any, that is adopted by Company.

7. Expenses.

     Company shall pay or reimburse Consultant for any out-of-pocket business expenses reasonably incurred by it in the performance of Consultant’s duties, subject to such policies and procedures regarding expense reimbursement as may be adopted from time to time by Company.

8. Termination by Consultant.

     Consultant may terminate this Agreement at any time, without cause, on thirty (30) days’ written notice. If Consultant terminates this agreement during the term of this Agreement, this Agreement shall end without any further obligation by Company except to pay Consultant:

a)	such portion of Consultant’s annual consulting fee provided for in Section 4. a. hereof, as may be accrued and unpaid at the date of its termination; and

b)	any unpaid bonuses, if any, pursuant to Section 4. b. hereof, as the case may be, in respect of the period before the date of termination; and

c)	any un-reimbursed business expenses payable to Consultant pursuant to Section 6 hereof.

9. Termination With Cause by Company.

     Company may terminate this Agreement and discharge Consultant at any time because of the violation by Consultant of any of the provisions of this Agreement or for Consultant’s neglect of duty, gross negligence, incompetence, dishonesty, criminal indictment or conviction of a felony crime, conviction of a misdemeanor involving moral turpitude, or misconduct or willful inattention, determined in good faith by its Board of Directors to be materially harmful to the business of Company. In such event, Company shall have no obligations to Consultant other than to pay Consultant such portion of Consultant’s annual consulting fee provided for in Section 4. a. hereof, as may be accrued and unpaid at the date of termination with cause.

     Before terminating this Agreement and discharging Consultant for any cause, Company shall take the actions in Section 18 a. through c. herein.

10. Termination Without Cause by Company.

     Company may terminate this Agreement and discharge Consultant at any time without cause on thirty (30) days’ written notice. If Company terminates Consultant without cause, Company shall continue, during the lesser of the remaining term of this Agreement or one year from the date of termination without cause, to pay Consultant all amounts that would have been due to Consultant pursuant to Sections 4 and 6 hereof as if this Agreement were in full force and effect and Consultant’s unvested Stock Options shall immediately vest. Company expressly agrees that Consultant shall have no duty to accept alternative consultant or otherwise mitigate damages.

11. Work Developments.

     For purposes of this Agreement, “Work Developments” consist of all technological, financial, operating, and training ideas, processes and materials, specifically including all inventions, discoveries, improvements, enhancements, computer programs, written materials and developments relating to the existing or contemplated business or interests of Company that Consultant may develop or conceive during the term of his consulting hereunder, alone or with others, during or after working hours, with or without the use of the resources of Company. All Work Developments relating to the existing or contemplated business or interests of Company and prepared within the scope of Consultant’s agreement shall be considered “Work for Hire” as that phrase is defined in the Copyright Act of 1976, as amended. Consultant shall communicate to Company promptly and fully all Work Developments, and make available to Company any drawings, work papers, models, diskettes, computer tapes, or other tangible incidents of such Work Developments.

     All Work Developments shall be and remain the sole and exclusive property of Company or its designee. All copyrightable material generated or developed under this Agreement shall be considered works made for hire under U.S. copyright law and all such materials shall, upon creation, be owned exclusively by Company. To the extent that any such material, under applicable law, may not be considered works made for hire, Consultant hereby assigns to Company the ownership of copyright in such materials, without the necessity of further consideration, and Company shall be entitled to register and hold in its own name all copyrights in respect of such materials. Consultant shall assign to Company in full any right Consultant may acquire now or in the future with respect to any such Work Developments. Any Work Development for which the date of making or conception shall not otherwise have been established and which is described in a copyright registered, or a patent application filed, or which is disclosed to a third party, by Consultant, within one year following the termination of such consultant shall be deemed to fall within this Provision.

12. Limited Covenant Not to Compete or Interfere.

     Company expects to invest considerable time, effort, and capital in enhancing the value and desirability of its products and services and in working with consultant. Both this investment and Consultant’s compensation reflect Company’s expectation of receiving considerable return from the use of Consultant’s services and know-how in the future, free from any danger that Company’s competitors may attempt to induce Consultant to terminate this agreement with the Company and wrongfully gain the benefit of the Company’s investment in Consultant. The partial restraint set forth herein does not, and cannot, provide complete protection for Company’s investment, development efforts, product strategy, and propriety information, but Company believes that in combination with the other provisions of this Agreement, it is the most fair and reasonable measure permitted under applicable law to protect Company’s interests, giving due regard to both Consultant’s and Company’s interests. Consultant recognizes that a substantial part of the value of a company such as Company’s resides in the goodwill with its customers and that the value of Company’s business will be significantly diminished if Consultant attempts to compete with Company or interfere with Company’s activities or solicit its clients. Therefore, during the term of this Agreement and for one (1) year after ending his consultant with Company for any reason, other than termination by Company without cause as set forth in Section 12 Termination Without Cause, Consultant shall not, within the United States, associate in any capacity whatsoever, whether as a promoter, owner, officer, director, consultant, partner, lessee, lessor, licensee, licensor, lender, agent, consultant, broker, commission salesman or otherwise, in any business competitive, directly or indirectly, with the business of Company; and Consultant will not attempt to solicit, employ, retain as a consultant, interfere with, entice away or persuade, directly or indirectly, any consultant( or any individual who has agreed to be engaged or retained as a consultant by company within one year of such prohibited acts of the Company to terminate its relationship with the Company, or to do any act that may result in the impairment of the relationship between the Company and its consultants. However, nothing contained in this Section 16 shall prevent Consultant from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or on the over the counter market.

     Prior to engaging in any business during the period of non-competition provided for above, Consultant shall notify Company of its intent to do so in order that the Company may determine whether such business is a competing business. Consultant, shall supply, upon request of Company, any information reasonably requested by Company for such determination. For purpose of this Agreement, the term “Client” shall mean any person, corporation, partnership or any other entity of any nature whatsoever, with whom Company has had written or oral communications.

13. Trade Secrets and Confidential Information.

     Consultant shall not, except as Company may otherwise consent in writing or as may be required by applicable law, disclose at any time (except as Consultant’s duties for Company may require) or use directly or indirectly for Consultant or others, either during or subsequent to Consultant’s engagement, any secret or confidential information, knowledge, or data of Company or any of Company’s affiliate’s business or clients, which Consultant may receive during the course of Consultant’s engagement, relating to client lists, data, records, computer programs, manuals, formulas, processes, methods, machines, manufactures, compositions, inventions, discoveries or other matters that are of secret or confidential nature. All records and equipment and other materials relating in any way to confidential information connected to clients or to Company’s business shall be and remain Company’s sole property during and after the Term of Consultant.

14. Return of Information.

     Consultant shall deliver promptly to Company on termination of Consultant’s engagement, or at any time Company may so request, all records which are in Consultant’s possession or under Consultant’s control, and which pertain to the Work Developments or to the secret or confidential information, knowledge, or data of Company described in Section 15 above. “Record” or “records” is used herein to include without limitation the original or any copy (regardless of origin or location) of any statements, papers, writings, letters, memoranda, reports, log books, notes, articles, journals, journal articles, magazines, newsletters, blueprints, drawings, sketches, books, pamphlets, records, recordings, pictures, negatives, mechanical or electronic recordings, price lists, advertisements, guarantees, contracts, other agreements, memoranda of understanding, promissory notes, negotiable instruments, diaries, charts, graphs, notices and any form of collated data for use with electronic data processing equipment or any other object containing a written, printed, spoken or photographic image or sound. “Record” or “records” also includes cards, magnetic tapes, magnetic or laser disks or other electronic information storage devices for use in a computer or which can be extricated or assembled with the use of a computer or computer accessories. Upon termination of consultant, Consultant agrees to represent to Company that he has complied with the provisions of this Section 16.

15. Remedies.

     Consultant agrees and acknowledges that a breach on the part of Consultant of the covenants contained in Sections 11,12,13 or 14 hereto (hereinafter “Section 15 Breach”) will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of a breach by Consultant of such covenant and that Company would not have an adequate remedy at law. Consultant, therefore, further agrees that if:

(a.) the Company notifies Consultant of a Section 15 Breach; and

(b.) Consultant fails to cure the Section 15 Breach within 24 hours of such notice; and

(c.) the Company submits the matter to arbitration pursuant to Section 18 hereof; and

(d.) the matter is not resolved to the satisfaction of both parties within fifteen (15) days of such submission.

then, the Company shall be entitled as a matter of course to specific performance and/or temporary and permanent injunctive relief from any court of competent equity jurisdiction restraining any further Section 15 Breach by Consultant, its company, consultants, partners, agents or other associates, or any of them, without the necessity of proving actual damage to the Company by reason of any such breach.

     If any particular provisions of this Agreement shall be adjudicated to be invalid or unenforceable, they shall be deemed to be amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to operation of this Agreement in the particular jurisdiction in which such adjudication is made. Nothing herein shall be construed as limiting, or prohibiting Company from pursing any other remedies for such breach or threatened breach. The prevailing party in any suit under this Section 15, will reimburse the other party for its expenses incurred in connection with such a suit, including attorneys’ fees.

16. Prior Agreements.

     Consultant represents to Company that there are no restrictions, agreements or understandings to which Consultant is a party that would prevent or make unlawful its execution of this Agreement or his consulting hereunder.

17. Other Business Activities.

a. Non - Competitive Businesses.

     Except as provided in Section 3 hereof, throughout the term of this Agreement, Consultant shall exert its best efforts to the Company to the performance of its duties hereunder in a way that will faithfully and diligently further the business and interests of Company.

18. Arbitration.

     The procedure for resolving disputes between Consultant and Company shall be as modified by Section 15 hereof, and shall involve the following steps:

a. First Action.

     In case one party (the “First Party”) comes to believe that another party (the “Second Party”) is performing improperly, or failing to perform, the Second Party’s obligations under this Agreement, the First Party shall go to the Second Party alone and tell such party their concern and both parties shall attempt mutually to resolve the dispute.

b. Second Action.

     If the first action does not resolve the dispute, then the First Party shall represent its concerns to the Second Party in a meeting in front of one or more witnesses who shall maintain a record of the proceedings of such meeting.

c. Third Action.

     If under the second action the dispute is unresolved, then the dispute shall be submitted for arbitration to a panel of three arbitrators, one of whom shall be selected by the First Party, one of whom shall be selected by the Second Party and one of whom shall be selected by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The panel’s ruling shall be final, unappealable and binding upon both parties and may be entered by either party as a final award in any court having jurisdiction.

d. Cost.

     Allocation of the cost of arbitration between parties to the arbitration shall be determined by the arbitrators in accordance with the Rules of the American Arbitration Association.

19. Miscellaneous.

a. Waiver.

     Neither the failure nor any delay by either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of right, remedy, power or privilege with respect to any other occurrence.

b. Controlling Law.

     This Agreement shall be governed by and construed according to the laws of the State of Colorado.

c. Notices.

     All notices, requests, demands, and other communication, required or permitted under this Agreement and the transactions contemplated herein shall be in writing. They shall be deemed to have been duly given, made and received when delivered against receipt or when sent by United States registered mail, return receipt requested, postage prepaid, addressed as set forth below: 1) If to Consultant:

Optimax LLC 7315 East Orchard Road Suite 300 Greenwood Village, Colorado 80111

     2) If to Company:

Integrated Financial Services, Inc. 7315 East Orchard Road, Suite 300 Greenwood Village, Colorado 80111

d. Binding Nature of Agreement.

     This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns and upon Consultant, its successors and assigns, but shall not be assignable by the Consultant.

e. Survival.

     The obligations of Sections 11,12,13 and 14 shall survive the termination of Consultant’s engagement for any reason.

f. Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each shall be deemed to be an original against any party whose signature appears thereon, and all together are the same instrument.

g. Provisions Separable.

     The provisions of this Agreement are independent of and separable from each other. No provision shall be affected or rendered invalid or unenforceable because for any reason any other of them may be invalid or unenforceable in whole or in part.

h. Entire Agreement.

     This Agreement contains the entire understanding among the parties hereto with respect to its subject matter. It supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any courses of performance or use of the trade inconsistent with any of the terms.

i. Amendment.

     This Agreement may not be modified or amended other than by a written agreement executed by both parties.

j. Paragraph Headings.

     The paragraph headings in this Agreement are for convenience only. They form no part of this Agreement and shall not affect its interpretation.

k. Gender, Etc.

     Words used herein, despite the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

I. Number of Days.

     In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday or holiday.

SIGNATURE BLOCK ON NEXT PAGE

20. Execution and Delivery.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written:

[CORPORATE SEAL]

Integrated Financial Systems, Inc.

by:	/s/ John C. Herbers

Director

by:	/s/ Steven C. Robbins

Director

Consultant:

by:	/s/ Steven C. Robbins

Manager